FOR IMMEDIATE RELEASE

Media Relations:
Jennifer McGowan
848.358.1680
Media.request@iff.com

Investor Relations:
Michael Bender
212.708.7263
Investor.Relations@iff.com

IFF Reports Second Quarter 2026 Results; Announces Use of Proceeds Plan for Food Ingredients Divestiture

Delivered Strong Sales, Profit and Cash Flow Performance in Second Quarter 2026

Provides Full Year 2026 Financial Guidance on a Continuing Operations Basis

Announces Enhanced $2.5B Share Repurchase Authorization; Including $500M Accelerated Share Repurchase in the second half of 2026

NEW YORK - August 4, 2026 - IFF (NYSE: IFF) reported financial results for the second quarter ended June 30, 2026. Results are presented on a continuing operations basis, excluding the Food Ingredients business and other minor perimeter adjustments (the “Food Ingredients disposal group”), and the Soy Crush, Concentrates, and Lecithin businesses (the “SCL disposal group”). The Food Ingredients disposal group and the SCL disposal group are reported as discontinued operations.

Second Quarter 2026 Consolidated Summary of Results, on a continuing operations basis1:

Reported (GAAP)			Adjusted (Non-GAAP)[2]
Sales	Income Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$2.0 B	$64 M	$0.13	$408 M	20.9%	$0.82

First Six Months 2026 Consolidated Summary of Results, on a continuing operations basis1:

Reported (GAAP)			Adjusted (Non-GAAP)[2]
Sales	Income Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$3.9 B	$260 M	$0.73	$841 M	21.8%	$1.74

Management Commentary
“IFF delivered a strong first half of 2026 on a continuing operations basis,” said Erik Fyrwald, CEO of IFF. “Performance was driven by volume growth, disciplined margin execution and robust free cash flow generation. These results reflect the strength of our commercial and innovation pipelines and the actions underway to improve efficiency and cash flow across the company.”

1 Unless otherwise noted, results are presented on a continuing operations basis, now reflecting the Food Ingredients disposal group and the SCL disposal group as discontinued operations. See pages 5-6 for further information, including the basis of presentation included in this release.
2 Schedules at the end of this release contain reconciliations of reported GAAP to Non-GAAP metrics. See Use of Non-GAAP Financial Measures for explanations of our Non-GAAP metrics.

“This quarter marked a defining step in our portfolio transformation with the announced agreement to divest Food Ingredients. The transaction sharpens IFF's focus on Taste, Scent, and Health & Biosciences, creating a simpler, higher-growth, higher-margin company with enhanced cash generation. As part of this transformation, we are taking decisive action to eliminate related stranded costs and will execute with urgency.”

“We are also providing greater clarity on our intended use of proceeds from the divestiture of the Food Ingredients business through a sequenced capital allocation framework. Our objective is to maintain a strong balance sheet and financial flexibility to deliver our growth ambitions with leverage in the range of 2.0x to 2.5x net debt to EBITDA. Therefore we will apply net proceeds to reduce outstanding debt by over $1 billion. The Board has also authorized an enhanced $2.5 billion share repurchase program, beginning with $500 million to be executed in the second half of 2026, reflecting our confidence in IFF’s long-term value creation opportunity and the compelling return profile of repurchases at current valuation levels. We expect to execute the remaining $2.0 billion of the authorization following the anticipated transaction close, with completion of this repurchase program targeted by the end of 2027.”

“With Food Ingredients now reported as discontinued operations, we are introducing full-year 2026 guidance on a continuing operations basis. The underlying performance in the three business units is consistent with previous guidance given. The new presentation provides greater visibility into the growth and margin profile of our go-forward portfolio, reinforcing the outlook for IFF’s continuing operations and our ability to create long-term shareholder value.”

Second Quarter 2026 Consolidated Financial Results1
•Reported net sales for the second quarter were $1.95 billion, an increase of 2% versus the prior-year period. On a comparable basis3, currency neutral sales2 increased 6% versus the prior-year period led by broad-based growth including high-single digit performance in Scent and mid-single digit growth in Taste and Health & Biosciences. Inclusive of discontinued operations net sales of $827 million, net sales for the second quarter were $2.78 billion.
•Income from continuing operations before taxes on a reported basis for the second quarter was $64 million. Adjusted operating EBITDA2 for the second quarter was $408 million. On a comparable basis3, currency neutral adjusted operating EBITDA2 improved 6% versus the prior-year period, driven primarily by volume growth and productivity gains. Inclusive of discontinued operations adjusted operating EBITDA2 of $140 million, adjusted operating EBITDA2 for the second quarter was $548 million.
•Reported earnings per share (EPS) for the second quarter was $0.13 per diluted share. Adjusted EPS excluding amortization2 was $0.82 per diluted share.
•Cash flows from operations for the first six months of the year for continuing and discontinued operations was $679 million, increasing $311 million year-over-year, and free cash flow2, defined as cash flows from operations less capital expenditures, totaled $378 million, increasing $284 million year-over-year. Total debt to trailing twelve months net income at the end of the second quarter was 22.6x. Net debt to credit adjusted EBITDA2 at the end of the second quarter was 2.5x, and includes the effects of both continuing and discontinued operations.

Second Quarter 2026 Segment Summary1: Growth vs. Prior Year

	Reported (GAAP)	Comparable Currency Neutral (Non-GAAP)2 3	Adjusted (Non-GAAP)[2]	Comparable Currency Neutral Adjusted (Non-GAAP)2 3
	Sales	Sales	Operating EBITDA	Operating EBITDA
Taste	5%	4%	6%	6%
Health & Biosciences	8%	5%	8%	6%
Scent	10%	8%	11%	5%
Consolidated(1)	2%	6%	2%	6%
_______________________
(1) Consolidated Reported Sales and Adjusted Operating EBITDA for the second quarter 2025 includes approximately one month of activity related to the Pharma Solutions disposal group and Nitrocellulose business, that were divested on May 1, 2025 and May 9, 2025, respectively.
3 Comparable results for the second quarter exclude the impact of divestitures.

Taste Segment
•On a reported basis, second quarter sales were $688 million. On a comparable basis3, currency neutral sales2 increased 4% with broad-based growth in all regions.
•Taste adjusted operating EBITDA2 was $124 million and adjusted operating EBITDA margin2 was 18.0% in the second quarter. On a comparable basis3, currency neutral adjusted operating EBITDA2 increased 6% driven primarily by volume growth and favorable net pricing.

Health & Biosciences Segment
•On a reported basis, second quarter sales were $601 million. On a comparable basis3, currency neutral sales2 increased 5% with growth in all businesses, led by Grain Processing, Food Biosciences & Animal Nutrition.
•Health & Biosciences adjusted operating EBITDA2 was $150 million and adjusted operating EBITDA margin2 was 25.0% in the second quarter. On a comparable basis3, currency neutral adjusted operating EBITDA2 increased 6% primarily driven by volume growth.

Scent Segment
•On a reported basis, second quarter sales were $665 million. On a comparable basis3, currency neutral sales2 increased 8% led by double-digit growth in Fragrance Ingredients and a high single-digit performance in Consumer Fragrance. Fine Fragrance increased low-single digits compared to the prior year period as it was impacted by the Middle East conflict.
•Scent adjusted operating EBITDA2 was $134 million and adjusted operating EBITDA margin2 was 20.2% in the second quarter. On a comparable basis3, currency neutral adjusted operating EBITDA2 increased 5% driven primarily by volume growth and productivity.

Sale of Food Ingredients Disposal Group

On May 29, 2026, IFF announced that it had entered into a definitive agreement to sell its Food Ingredients disposal group, which was included in the Food Ingredients segment, to CVC Capital Partners for net cash proceeds of approximately $3.8 billion, subject to customary transaction adjustments. The transaction is expected to close by the end of the second quarter of 2027, subject to customary closing conditions and receipt of regulatory approvals. As part of the transaction, IFF will retain an approximately 10% minority equity interest in the business enabling continued collaboration and cooperation between IFF and Food Ingredients.

Stranded costs related to this transaction represent approximately $100 million of corporate and functional expenses previously allocated to the Food Ingredients business that are expected to remain with IFF following the close of the transaction. IFF has a remediation plan in place, with actions underway, and expects to eliminate approximately two thirds of these costs within the first year following the transaction close, and substantially all within two years following transaction close.

On March 2, 2026, the Company completed the divestiture of the SCL disposal group, which was also included in the Food Ingredients segment. The divestitures were part of a combined strategy by IFF to divest the majority of its Food Ingredients segment and strengthen its portfolio.

As a result, beginning in the second quarter of 2026, the financial results of the Food Ingredients disposal group and the financial results of the SCL disposal group prior to its divestiture on March 2, 2026, are reflected in IFF’s Consolidated Financial Statements as discontinued operations, along with comparative periods.

The classification of the Food Ingredients and SCL businesses as discontinued operations reflects the Company’s continued focus on its remaining innovation-led, higher-growth and higher-margin segments: Taste, Scent and Health & Biosciences. On a continuing operations basis, the Company delivered second quarter 2026 Adjusted Operating EBITDA margin of 20.9%, an improvement compared to 19.7% including discontinued operations.

Share Repurchase Authorization

The Company announced that its Board of Directors has authorized an enhanced share repurchase authorization with a total value of $2.5 billion; this amount included approximately $400 million remaining on its prior authorization. Under the program, the Board of Directors also authorized an accelerated share repurchase of $500 million, which the Company expects to execute in the second half of 2026. The remaining $2.0 billion share repurchase is expected to be executed following the closing of the Food Ingredients disposal group divestiture, with an expected completion of the program by the end of 2027. The Board will review the share repurchase program periodically and may authorize adjustment of its term and size. The Company plans to fund repurchases from cash provided by operating activities, short-term debt and net cash proceeds provided by the divestiture of the Food Ingredients disposal group.

Financial Guidance1

The Company has provided financial guidance to reflect the separation of the Food Ingredients disposal group and SCL disposal group as discontinued operations. For continuing operations, the Company expects full year 2026 sales to be in the range of $7.4 billion to $7.6 billion excluding approximately $3.2 billion related to discontinued operations. For the full year 2026 adjusted operating EBITDA is expected to be in the range of $1.53 billion to $1.60 billion, excluding approximately $520 million related to discontinued operations.
On a continuing operations basis, the Company expects comparable currency neutral sales growth to be between 2% to 4%, and comparable currency neutral adjusted operating EBITDA growth to be 4% to 8%.
Based on recent market foreign exchange rates, the Company continues to expect that foreign exchange will have an approximately 1% positive impact on sales growth and have an approximately 2% positive impact on adjusted operating EBITDA growth in 2026.

Audio Webcast

A live webcast to discuss the Company’s second quarter 2026 financial results will be held on August 5, 2026, at 9:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company’s IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company’s website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes statements that are not historical facts and are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations, including with respect to our financial and operational outlook (sales, adjusted operating EBITDA and cash flow), portfolio optimization initiatives (including the pending divestiture for our Food Ingredients disposal group), pricing, productivity and cost-discipline actions, capital allocation, future operations, growth potential, strategic investments and the expected effects of foreign exchange. These statements reflect management’s present views, are based on a series of expectations, assumptions, estimates and projections about the Company, are subject to change, and involve uncertainties that could cause actual results to differ materially.
Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “intend”, “outlook”, “may”, “will”, “would”, “estimate”, “should”, “predict”, “plan”, “project”, “could”, “potential”, “seek”, “target”, “continue”, “future”, and similar terms or variations thereof. These statements are not guarantees of future performance and are subject to risks and uncertainties that could lead to materially different outcomes.

Such risks, uncertainties and other factors include, among others, the following: (1) demand trends, competitive dynamics and customer concentration in our end markets; (2) execution of our strategic transformation and other strategic transactions, divestitures, acquisitions, collaborations and joint ventures; (3) working capital and inventory management; (4) outcomes of legal claims, disputes, regulatory investigations and litigation; (5) tariffs and trade actions, supply chain disruptions and macro events, including geopolitical developments, climate events, natural disasters, public health crises; (6) volatility in input costs (such as raw materials, transportation and energy); (7) attraction, retention and turnover of key employees and executives; (8) product innovation, time-to-market, product safety and quality; (9) cybersecurity incidents, artificial intelligence related risks, data privacy and compliance with data protection laws; (10) exposure to emerging markets, foreign currency fluctuations and international regulatory and political risks; (11) capital allocation, dividend policy and potential impairments of tangible or intangible assets; (12) our indebtedness, credit rating, liquidity, and access to capital; (13) pension and postretirement obligations; (14) compliance with federal, state, local and international rules and regulations, and regulatory, environmental, anti-corruption and sanctions laws and related ethical business practices; (15) protection and enforcement of intellectual property; (16) changes in tax laws and policies, tax audits and outcomes, including potential tax liabilities related to prior transactions; and (17) changes in federal, state, local and international rules and regulations.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. Important factors are described under “Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent filings with the SEC, and those disclosures are incorporated herein by reference.

We intend our forward-looking statements to speak only as of the time of such statements and do not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results, whether as a result of new information, future events or otherwise. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this press release or included in our other periodic reports filed with the SEC could materially and adversely impact our operations and our future financial results.

Any public statements or disclosures made by us following this press release that modify or impact any of the forward-looking statements contained in or accompanying this press release will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this press release.

Use of Non-GAAP Financial Measures

We provide in this press release non-GAAP financial measures, including: (i) comparable currency neutral sales; (ii) adjusted operating EBITDA and comparable currency neutral adjusted operating EBITDA; (iii) adjusted operating EBITDA margin; (iv) adjusted EPS ex amortization; (v) free cash flow; and (vi) net debt to credit adjusted EBITDA. Unless otherwise noted, all amounts and percentages in this press release reflect the results from continuing operations, with the exception of the Statements of Cash Flows and net debt to credit adjusted EBITDA which are presented on a combined continuing and discontinued basis.

Our non-GAAP financial measures are defined below.

Currency Neutral metrics eliminate the effects that result from translating non-U.S. currencies to U.S. dollars. We calculate currency neutral numbers by translating current year invoiced sale amounts at the exchange rates used for the corresponding prior year period. We use currency neutral results in our analysis of segment performance. We also use currency neutral numbers when analyzing our performance against that of our competitors.

Comparable results for the second quarter exclude the impact of divestitures.

Adjusted operating EBITDA and adjusted operating EBITDA margin exclude depreciation and amortization, interest expense, other expense, net, and certain non-recurring or unusual items that are not part of recurring operations such as impairment of goodwill, restructuring and other charges, losses (gains on business disposals, loss on assets classified as held for sale, divestiture costs, strategic initiatives costs, regulatory costs, gain on debt extinguishment, entity realignment and other items.

Adjusted EPS ex Amortization excludes the impact of non-operational items including restructuring and other charges, divestiture costs, losses (gains) on business disposals, strategic initiatives costs, regulatory costs and other items that are not a part of recurring operations.

Free Cash Flow is operating cash flow (i.e., cash flow from operations) less capital expenditures.

Net debt to credit adjusted EBITDA is the leverage ratio used in our credit agreements and defined as net debt (which is debt for borrowed money less cash and cash equivalents) divided by the trailing 12-month credit adjusted EBITDA. Credit adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, specified items and non-cash items.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. These non-

GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

The Company cannot reconcile its expected adjusted operating EBITDA under "Financial Guidance" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include but are not limited to divestiture costs, gains (losses) on business disposals, and regulatory costs.

Welcome to IFF

At IFF (NYSE: IFF), we make joy through science, creativity and heart. As the global leader in flavors, fragrances, and health and biosciences, we deliver groundbreaking, sustainable innovations that elevate everyday products—advancing wellness, delighting the senses and enhancing the human experience. Learn more at iff.com, LinkedIn, Instagram and Facebook.

International Flavors & Fragrances Inc.
Consolidated Statements of Income (Loss)
(Amounts in millions except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Net sales	$1,954	$1,919	2%	$3,860	$3,969	(3)%
Cost of sales	1,101	1,095	1%	2,178	2,293	(5)%
Gross profit	853	824	4%	1,682	1,676	—%
Research and development expenses	170	170	—%	324	325	—%
Selling and administrative expenses	437	409	7%	771	799	(4)%
Amortization of acquisition-related intangibles	82	82	—%	166	162	2%
Impairment of goodwill	—	—	NMF	—	34	NMF
Restructuring and other charges	6	20	(70)%	10	35	(71)%
Losses on sale of assets	—	1	(100)%	—	1	(100)%
Operating profit	158	142	11%	411	320	28%
Interest expense	46	61	(25)%	90	132	(32)%
Gain on extinguishment of debt	—	(488)	NMF	—	(488)	NMF
Losses on business disposals	1	111	(99)%	1	111	(99)%
Loss on assets classified as held for sale	27	—	NMF	27	—	NMF
Other expense, net	20	20	—%	33	39	(15)%
Income from continuing operations before taxes	64	438	(85)%	260	526	(51)%
Provision (benefit) for income taxes	31	(112)	(128)%	72	(92)	(178)%
Net income from continuing operations	33	550	(94)%	188	618	(70)%
Income (loss) from discontinued operations before tax	31	66	(53)%	44	(1,016)	(104)%
Provision for income taxes from discontinued operations	13	17	(24)%	11	20	(45)%
Net income (loss) from discontinued operations	18	49	(63)%	33	(1,036)	(103)%
Net income (loss)	51	599	(91)%	221	(418)	(153)%
Net income attributable to non-controlling interests from continuing operations	—	—	NMF	1	1	—%
Net income attributable to non-controlling interests from discontinued operations	1	—	NMF	1	—	NMF
Net income (loss) attributable to IFF shareholders	$50	$599	(92)%	$219	$(419)	(152)%

Net income (loss) per share - basic
Continuing operations	$0.13	$2.15		$0.73	$2.41
Discontinued operations	0.07	0.19		0.13	(4.05)
Net income (loss) per share - basic	$0.20	$2.34		$0.86	$(1.64)
Net income (loss) per share - diluted
Continuing operations	$0.13	$2.14		$0.73	$2.40
Discontinued operations	0.07	0.19		0.12	(4.03)
Net income (loss) per share - diluted	$0.20	$2.33		$0.85	$(1.63)

Average number of shares outstanding
Average number of shares outstanding - basic	255	256		256	256
Average number of shares outstanding - diluted	257	257		257	257
NMF Not meaningful

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheets
(Amounts in millions)
(Unaudited)

	June 30,	December 31,
	2026	2025
Cash and cash equivalents	$569	$590
Receivables, net	1,424	1,294
Inventories	1,505	1,507
Prepaid expenses and other current assets	750	742
Current assets of discontinued operations	4,840	1,461
Total current assets	9,088	5,594

Property, plant and equipment, net	2,666	2,685
Goodwill and other intangibles, net	11,877	12,190
Other assets	1,523	1,469
Non-current assets of discontinued operations	—	3,601
Total assets	$25,154	$25,539

Short-term borrowings	$964	$1,254
Other current liabilities	2,276	2,129
Current liabilities of discontinued operations	1,170	550
Total current liabilities	4,410	3,933

Long-term debt	4,735	4,738
Non-current liabilities	2,000	2,065
Non-current liabilities of discontinued operations	—	617

Total Shareholders' equity including Non-controlling interests	14,009	14,186
Total liabilities and shareholders' equity	$25,154	$25,539

International Flavors & Fragrances Inc.
Consolidated Statements of Cash Flows(1)
(Amounts in millions)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$221	$(418)
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	464	478
Deferred income taxes	(37)	(177)
Loss on assets classified as held for sale	27	—
Losses on sale of assets	—	1
Losses on business disposals	8	111
Stock-based compensation	51	51
Pension contributions	(10)	(9)
Gain on extinguishment of debt	—	(488)
Impairment of goodwill	—	1,153
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(188)	(106)
Inventories	(45)	(124)
Accounts payable	288	77
Accruals for incentive compensation	(63)	(204)
Other assets/liabilities, net	(37)	23
Net cash provided by operating activities	679	368
Cash flows from investing activities:
Additions to property, plant and equipment	(301)	(274)
Additions to intangible assets	(2)	—
Joint venture capital contributions	—	(4)
Net proceeds received from business disposals	201	2,707
Payments to buyer for business disposals	(12)	—
Cash (paid) received on foreign currency forward contracts	(19)	112
Net cash (used in) provided by investing activities	(133)	2,541
Cash flows from financing activities:
Cash dividends paid to shareholders	(204)	(204)
Net repayments of commercial paper (maturities less than three months)	(264)	—
Principal payments of debt	—	(2,413)
Withholding tax paid on stock-based compensation	(18)	(22)
Purchase of treasury stock	(71)	—
Other, net	(8)	(15)
Net cash used in financing activities	(565)	(2,654)
Effect of exchange rate changes on cash and cash equivalents	(2)	90
Net change in cash and cash equivalents	(21)	345
Cash and cash equivalents at beginning of year	590	471
Cash and cash equivalents at end of period	$569	$816
(1) The cash flows from discontinued operations are included in the Consolidated Statements of Cash Flows.

The following table reconciles cash and cash equivalents between the Company's statement of cash flows for the periods ended June 30, 2026 and June 30, 2025 to the amounts reported on the Company's balance sheet:

AMOUNTS IN MILLIONS	June 30, 2026	December 31, 2025	June 30, 2025	December 31, 2024
Current assets
Cash and cash equivalents	$569	$590	$816	$469
Cash and cash equivalents included in Assets held for sale	—	—	—	2
Cash and cash equivalents	$569	$590	$816	$471

International Flavors & Fragrances Inc.
Reportable Segment Performance
(Amounts in millions)
(Unaudited)

	Three Months Ended June 30, 2026
	Taste	Health & Biosciences	Scent	Total
Net Sales	$688	$601	$665	$1,954
Cost of Sales	(415)	(313)	(374)
Research & Development Expenses	(48)	(58)	(64)
Selling & Administrative Expenses	(120)	(114)	(112)
Depreciation Expense Add-back (a)	19	34	19
Adjusted Operating EBITDA	$124	$150	$134	$408

Reconciliation of Adjusted Operating EBITDA:
Total Adjusted Operating EBITDA	$408
Depreciation & Amortization	(154)
Interest Expense	(46)
Other Expense, net	(20)
Restructuring and Other Charges (b)	(6)
Losses on Business Disposals (d)	(1)
Loss on Assets Classified as Held for Sale (e)	(27)
Divestiture Costs (f)	(10)
Strategic Initiative Costs (g)	(9)
Regulatory Costs (h)	(71)
Entity Realignment Costs (j)	(1)
Other (k)	1
Income Before Taxes from Continuing Operations	$64

Segment Adjusted Operating EBITDA Margin
Taste	18.0%
Health & Biosciences	25.0%
Scent	20.2%
Consolidated	20.9%

	Three Months Ended June 30, 2025
	Taste	Health & Biosciences	Scent	Pharma Solutions	Total
Net Sales	$654	$559	$603	$103	$1,919
Cost of Sales	(397)	(294)	(336)	(68)
Research & Development Expenses	(49)	(55)	(62)	(3)
Selling & Administrative Expenses	(108)	(101)	(101)	(10)
Depreciation Expense Add-back (a)	17	30	17	—
Adjusted Operating EBITDA	$117	$139	$121	$22	$399

Reconciliation of Adjusted Operating EBITDA:
Total Adjusted Operating EBITDA	$399
Depreciation & Amortization	(146)
Interest Expense	(61)
Other Expense, net	(20)
Restructuring and Other Charges (b)	(20)
Losses on Business Disposals (d)	(111)
Divestiture Costs (f)	(26)
Strategic Initiative Costs (g)	(6)
Regulatory Costs (h)	(53)
Gain on Debt Extinguishment (i)	488
Entity Realignment Costs (j)	(4)
Other (k)	(2)
Income Before Taxes from Continuing Operations	$438

Segment Adjusted Operating EBITDA Margin
Taste	17.9%
Health & Biosciences	24.9%
Scent	20.1%
Pharma Solutions	21.4%
Consolidated	20.8%

	Six Months Ended June 30, 2026
	Taste	Health & Biosciences	Scent	Total
Net Sales	$1,368	$1,176	$1,316	$3,860
Cost of Sales	(808)	(622)	(749)
Research & Development Expenses	(93)	(111)	(120)
Selling & Administrative Expenses	(228)	(219)	(209)
Depreciation Expense Add-back (a)	37	66	37
Adjusted Operating EBITDA	$276	$290	$275	$841

Reconciliation of Adjusted Operating EBITDA
Total Adjusted Operating EBITDA	$841
Depreciation & Amortization	(306)
Interest Expense	(90)
Other Expense, net	(33)
Restructuring and Other Charges (b)	(10)
Losses on Business Disposals (d)	(1)
Loss on Assets Classified as Held for Sale (e)	(27)
Divestiture Costs (f)	(15)
Strategic Initiative Costs (g)	(18)
Regulatory Costs (h)	(81)
Entity Realignment Costs (j)	(2)
Other (k)	2
Income Before Taxes from Continuing Operations	$260

Segment Adjusted Operating EBITDA Margin
Taste	20.2%
Health & Biosciences	24.7%
Scent	20.9%
Consolidated	21.8%

	Six Months Ended June 30, 2025
	Taste	Health & Biosciences	Scent	Pharma Solutions	Total
Net Sales	$1,304	$1,079	$1,217	$369	$3,969
Cost of Sales	(791)	(576)	(679)	(248)
Research & Development Expenses	(90)	(106)	(120)	(8)
Selling & Administrative Expenses	(209)	(193)	(191)	(42)
Depreciation Expense Add-back (a)	32	58	32	5
Adjusted Operating EBITDA	$246	$262	$259	$76	$843

Reconciliation of Adjusted Operating EBITDA:
Total Adjusted Operating EBITDA	$843
Depreciation & Amortization	(288)
Interest Expense	(132)
Other Expense, net	(39)
Restructuring and Other Charges (b)	(35)
Impairment of Goodwill (c)	(34)
Losses on Business Disposals (d)	(111)
Divestiture Costs (f)	(77)
Strategic Initiative Costs (g)	(14)
Regulatory Costs (h)	(64)
Gain on Debt Extinguishment (i)	488
Entity Realignment Costs (j)	(5)
Other (k)	(6)
Income Before Taxes from Continuing Operations	$526

Segment Adjusted Operating EBITDA Margin
Taste	18.9%
Health & Biosciences	24.3%
Scent	21.3%
Pharma Solutions	20.6%
Consolidated	21.2%

(a)	There is depreciation recorded within cost of sales, research & development expenses, and selling & administrative expenses, which is then added back to calculate segment Adjusted Operating EBITDA. This reflects how the CODM reviews Segment results.
(b)	For 2026 and 2025, represents costs related to severance as part of the IFF Productivity Program.
(c)	For 2025, represents the impairment of goodwill attributable to the portion of the Food Ingredients reporting unit that is not included within the Food Ingredients or SCL disposal groups.
(d)	For 2026, primarily represents losses recognized as part of final closing price adjustments related to the divestiture of the Nitrocellulose business in 2025. For 2025, primarily represents losses recognized as part of the sale of the Pharma Solutions disposal group, offset in part by gains recognized as part of the sale of the Nitrocellulose business.
(e)	For 2026, represents the loss on assets classified as held for sale related to the CitraSource business within the Scent segment.
(f)	For 2026 and 2025, primarily represents costs related to the Company’s completed and anticipated divestitures, excluding external costs related to the planned divestiture of the Food Ingredients and SCL disposal groups. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts.
(g)	Represents costs related to the Company’s strategic assessment and business portfolio optimization efforts and reorganizing the Global Business Services (GBS) Centers. In 2026, the GBS reorganization has been expanded to include additional functions such as customer service, supply chain and logistics in addition to human resources, accounting and finance, as well as additional efforts to automate processes and expand the use of artificial intelligence (AI) for these functions. These costs primarily consisted of external consulting fees and salaries of individuals who are fully dedicated to such efforts. Costs to develop software and AI are only included to the extent that they do not qualify for capitalization.
(h)	For 2026 and 2025, represents costs primarily related to provisions recognized for the ongoing investigations of the fragrance businesses and legal fees incurred.
(i)	For 2025, represents the gain recognized on the extinguishment of debt in connection with the completion of the tender offers.
(j)
For 2025, the Company implemented a phased restructuring initiative aimed at optimizing its legal entity framework. A one-time tax benefit was achieved as part of this restructuring which is partially offset by the execution costs to implement.

(k)	For 2025, represents the net impact of costs related to severance, including accelerated stock compensation expense, for certain executives who have separated from the Company, in addition to consulting costs related to the Company’s implementation of a phased restructuring initiative aimed at optimizing its legal entity framework.

International Flavors & Fragrances Inc.
Discontinued Operations Reconciliation
(Amounts in millions)
(Unaudited)

	Three Months Ended June 30,
	2026	2025
Reconciliation of Adjusted Operating EBITDA from Discontinued Operations:
Income (Loss) From Discontinued Operations Before Tax	$31	$66
Depreciation & Amortization	64	97
Other Expense, net (a)	1	(10)
Divestiture Costs (c)	44	—
Adjusted Operating EBITDA from Discontinued Operations	140	153
Adjusted Operating EBITDA from Continuing Operations	408	399
Total IFF Adjusted Operating EBITDA Inclusive of Discontinued Operations	$548	$552

	Six Months Ended June 30,
	2026	2025
Reconciliation of Adjusted Operating EBITDA from Discontinued Operations:
Income (Loss) From Discontinued Operations Before Tax	$44	$(1,016)
Depreciation & Amortization	158	190
Other Expense, net (a)	1	(9)
Restructuring and Other Charges (b)	2	3
Divestiture Costs (c)	63	—
Losses on Business Disposals (d)	7	—
Impairment of Goodwill (e)	—	1,119
Adjusted Operating EBITDA from Discontinued Operations	275	287
Adjusted Operating EBITDA from Continuing Operations	841	843
Total IFF Adjusted Operating EBITDA Inclusive of Discontinued Operations	$1,116	$1,130

(a)	For 2026 and 2025, primarily represents foreign exchange losses (gains).
(b)	For 2026 and 2025, represents severance costs under the IFF Productivity Program.
(c)	For 2026, primarily represents costs related to the Company’s anticipated divestiture of the Food Ingredients disposal group and completed divestiture of the SCL disposal group. These costs primarily consisted of external consulting fees and professional and legal fees.
(d)	For 2026, represents losses recognized upon the sale of the SCL disposal group.
(e)	For 2025, represents the impairment of goodwill attributable to the portion of the Food Ingredients reporting unit classified within the Food Ingredients disposal group and the SCL disposal group.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

For the three months ended June 30, 2026 and 2025, there was no difference between Reported (GAAP) and Adjusted (Non-GAAP) gross profit.

Reconciliation of Selling and Administrative Expenses[1]
	Second Quarter
(DOLLARS IN MILLIONS)	2026	2025
Reported (GAAP)	$437	$409
Divestiture Costs (b)	(10)	(26)
Strategic Initiatives Costs (e)	(9)	(6)
Regulatory Costs (f)	(71)	(53)
Entity Realignment Costs (h)	(1)	(2)
Adjusted (Non-GAAP)	$346	$322

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income (Loss) and EPS from Continuing Operations[1]
	Second Quarter
	2026				2025
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	Income before taxes	(Benefit) Provision for income taxes (j)	Net income attributable to IFF	Diluted EPS	Income before taxes	(Benefit) Provision for income taxes (j)	Net income attributable to IFF	Diluted EPS
Reported (GAAP)	$64	$31	$33	$0.13	$438	$(112)	$550	$2.14
Restructuring and Other Charges (a)	6	1	5	0.02	20	5	15	0.06
Divestiture Costs (b)	10	1	9	0.04	26	22	4	0.02
Losses on Business Disposals (c)	1	—	1	—	111	(137)	248	0.97
Losses on Assets Classified as Held for Sale (d)	27	4	23	0.09	—	—	—	—
Strategic Initiative Costs (e)	9	2	7	0.02	6	1	5	0.02
Regulatory Costs (f)	71	—	71	0.27	53	12	41	0.16
Gain on debt extinguishment (g)	—	—	—	—	(488)	(116)	(372)	(1.45)
Entity Realignment Costs (h)	1	—	1	—	4	361	(357)	(1.40)
Other (i)	(1)	—	(1)	—	2	—	2	—
Adjusted (Non-GAAP)	$188	$39	$149	$0.57	$172	$36	$136	$0.52

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization[1]
	Second Quarter
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2026	2025
Numerator
Adjusted (Non-GAAP) Net Income	$149	$136
Amortization of Acquisition related Intangible Assets	82	82
Tax impact on Amortization of Acquisition related Intangible Assets (j)	20	20
Amortization of Acquisition related Intangible Assets, net of tax (k)	62	62
Adjusted (Non-GAAP) Net Income ex. Amortization	$211	$198

Denominator
Weighted average shares assuming dilution (diluted)	257	257
Adjusted (Non-GAAP) EPS ex. Amortization	$0.82	$0.77

(a)	For 2026 and 2025, represents costs related to severance as part of the IFF Productivity Program.
(b)	For 2026 and 2025, primarily represents costs related to the Company’s completed divestitures. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts.
(c)	For 2026, primarily represents losses recognized as part of final settlement adjustments related to the divestiture of the Nitrocellulose business in 2025. For 2025, primarily represents losses recognized as part of the sale of the Pharma Solutions disposal group, offset in part by gains recognized as part of the sale of the Nitrocellulose business.
(d)	For 2026, represents the losses recognized on assets classified as held for sale of the CitraSource business.
(e)	Represents costs related to the Company’s strategic assessment and business portfolio optimization efforts and reorganizing the Global Business Services (GBS) Centers. In 2026, the GBS reorganization has been expanded to include additional functions such as customer service, supply chain and logistics in addition to human resources, accounting and finance, as well as additional efforts to automate processes and expand the use of artificial intelligence (AI) for these functions. These costs primarily consisted of external consulting fees and salaries of individuals who are fully dedicated to such efforts. Costs to develop software and AI are only included to the extent that they do not qualify for capitalization.

(f)	For 2026 and 2025, represents costs primarily related to legal fees incurred and provisions recognized for the ongoing investigations of the fragrance businesses.
(g)	For 2025, represents the gain recognized on the extinguishment of debt in connection with the completion of tender offers.
(h)	For 2025, the Company implemented a phased restructuring initiative aimed at optimizing its legal entity framework. A one-time tax benefit was achieved as part of this restructuring which is partially offset by the execution costs to implement.
(i)	For 2025, represents the net impact of costs related to severance, including accelerated stock compensation expense, for certain executives who have separated from the Company.
(j)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(k)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

For the six months ended June 30, 2026 and 2025, there was no difference between Reported (GAAP) and Adjusted (Non-GAAP) gross profit.

Reconciliation of Selling and Administrative Expenses[1]
	Second Quarter Year-to-Date
(DOLLARS IN MILLIONS)	2026	2025
Reported (GAAP)	$771	$799
Divestiture Costs (c)	(15)	(77)
Strategic Initiatives Costs (f)	(18)	(14)
Regulatory Costs (g)	(81)	(64)
Entity Realignment Costs (i)	(2)	(4)
Other (j)	1	(5)
Adjusted (Non-GAAP)	$656	$635

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income (Loss) and EPS from Continuing Operations[1]
	Second Quarter Year-to-Date
	2026				2025
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	Income before taxes	Provision (Benefit) for income taxes (k)	Net income attributable to IFF (l)	Diluted EPS	Income before taxes	Provision (Benefit) for income taxes (k)	Net income attributable to IFF (l)	Diluted EPS
Reported (GAAP)	$260	$72	$187	$0.73	$526	$(92)	$617	$2.40
Restructuring and Other Charges (a)	10	3	7	0.03	35	8	27	0.11
Impairment of Goodwill (b)	—	—	—	—	34	—	34	0.13
Divestiture Costs (c)	15	2	13	0.06	77	34	43	0.17
Losses on Business Disposals (d)	1	—	1	—	111	(137)	248	0.97
Losses on Assets Classified as Held for Sale (e)	27	4	23	0.09	—	—	—	—
Strategic Initiative Costs (f)	18	4	14	0.05	14	3	11	0.04
Regulatory Costs (g)	81	3	78	0.30	64	15	49	0.19
Gain on debt extinguishment (h)	—	—	—	—	(488)	(116)	(372)	(1.45)
Entity Realignment Costs (i)	2	1	1	—	5	361	(356)	(1.40)
Other (j)	(2)	—	(2)	—	6	—	6	0.02
Adjusted (Non-GAAP)	$412	$89	$322	$1.26	$384	$76	$307	$1.18

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization[1]
	Second Quarter Year-to-Date
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2026	2025
Numerator
Adjusted (Non-GAAP) Net Income	$322	$307
Amortization of Acquisition related Intangible Assets	166	162
Tax impact on Amortization of Acquisition related Intangible Assets (k)	41	40
Amortization of Acquisition related Intangible Assets, net of tax (m)	125	122
Adjusted (Non-GAAP) Net Income ex. Amortization	$447	$429

Denominator
Weighted average shares assuming dilution (diluted)	257	257
Adjusted (Non-GAAP) EPS ex. Amortization	$1.74	$1.67

(a)	For 2026 and 2025, represents costs related to severance as part of the IFF Productivity Program.
(b)	For 2025, represents the impairment of goodwill related to the Food Ingredients reporting unit that is not included in the Food Ingredients or SCL disposal groups.
(c)	For 2026 and 2025, primarily represents costs related to the Company’s completed and anticipated divestitures. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts.
(d)	For 2026, primarily represents losses recognized as part of final settlement adjustments related to the divestiture of the Nitrocellulose business in 2025. For 2025, primarily represents losses recognized as part of the sale of the Pharma Solutions disposal group, offset in part by gains recognized as part of the sale of the Nitrocellulose business.
(e)	For 2026, represents the losses recognized on assets classified as held for sale of the CitraSource business.
(f)	Represents costs related to the Company’s strategic assessment and business portfolio optimization efforts and reorganizing the Global Business Services (GBS) Centers. In 2026, the GBS reorganization has been expanded to include additional functions such as customer service, supply chain and logistics in addition to human resources, accounting and finance, as well as additional efforts to automate processes and expand the use of artificial intelligence (AI) for these functions. These costs primarily consisted of external consulting fees and salaries of individuals who are fully dedicated to such efforts. Costs to develop software and AI are only included to the extent that they do not qualify for capitalization.
(g)	For 2026 and 2025, represents costs primarily related to legal fees incurred and provisions recognized for the ongoing investigations of the fragrance businesses.
(h)	For 2025, represents the gain recognized on the extinguishment of debt in connection with the completion of the tender offers.
(i)	For 2025, the Company implemented a phased restructuring initiative aimed at optimizing its legal entity framework. A one-time tax benefit was achieved as part of this restructuring which is partially offset by the execution costs to implement.
(j)	For 2025, represents the net impact of costs related to severance, including accelerated stock compensation expense, for certain executives who have separated from the Company.
(k)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(l)	For each of the six months ended June 30, 2026 and June 30, 2025, reported and adjusted net income from continuing operations are each decreased by income attributable to non-controlling interest from continuing operations of $1 million.
(m)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
Debt Covenants
(Amounts in millions)
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Credit Adjusted EBITDA to Net Income(1)
(DOLLARS IN MILLIONS)	Twelve Months Ended June 30, 2026
Net income	$254
Interest expense	187
Income taxes	98
Depreciation and amortization	948
Specified items(2)	341
Non-cash items(3)	228
Credit Adjusted EBITDA	$2,056
 _______________________
(1)Credit Adjusted EBITDA presented includes results from continuing and discontinued operations.
(2)Specified items consisted of restructuring and other charges, impairment of goodwill, divestiture costs, strategic initiatives costs, regulatory costs, and other costs that are not related to recurring operations.
(3)Non-cash items consisted of losses (gains) on sale of assets, losses (gains) on business disposals, loss on assets classified as held for sale, and stock-based compensation.

Reconciliation of Net Debt to Total Debt
(DOLLARS IN MILLIONS)	June 30, 2026
Total debt(1)	$5,735
Adjustments:
Cash and cash equivalents	569
Net debt	$5,166
 _______________________
(1)Total debt used for the calculation of net debt consisted of short-term debt, long-term debt, short-term finance lease obligations and long-term finance lease obligations.

International Flavors & Fragrances Inc.
Comparable Currency Neutral Segment Performance
(Amounts in millions)
(Unaudited)
The following information and schedule provides reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net Sales
Taste(1)	$679	$650	$1,337	$1,294
Health & Biosciences	587	559	1,134	1,079
Scent	650	603	1,272	1,217
Pharma Solutions(2)	—	—	—	—
Consolidated	$1,916	$1,812	$3,743	$3,590
Segment Adjusted Operating EBITDA(5)
Taste(1)	$122	$115	$268	$236
Health & Biosciences	146	138	277	256
Scent	126	120	258	253
Pharma Solutions(2)	—	—	—	—
Total	394	373	803	745
Depreciation & Amortization	(154)	(146)	(306)	(288)
Interest Expense	(46)	(61)	(90)	(132)
Other Expense, net	(20)	(20)	(33)	(39)
Restructuring and Other Charges	(6)	(20)	(10)	(35)
Impairment of Goodwill	—	—	—	(34)
Losses on Business Disposals	(1)	(111)	(1)	(111)
Loss on Assets Classified as Held for Sale	(27)	—	(27)	—
Divestiture Costs	(10)	(26)	(15)	(77)
Strategic Initiative Costs	(9)	(6)	(18)	(14)
Regulatory Costs	(71)	(53)	(81)	(64)
Gain on Debt Extinguishment	—	488	—	488
Entity Realignment Costs	(1)	(4)	(2)	(5)
Other	1	(2)	2	(6)
Impact of Currency Fluctuations(3)	14	—	38	—
Impact of Business Divestitures(4)	—	26	—	98
Income from continuing operations before taxes	$64	$438	$260	$526
Segment Adjusted Operating EBITDA Margin(4)
Taste	18.0%	17.7%	20.0%	18.2%
Health & Biosciences	24.9%	24.7%	24.4%	23.7%
Scent	19.4%	19.9%	20.3%	20.8%
Consolidated	20.6%	20.6%	21.5%	20.8%
______________________
(1)Taste sales and segment adjusted operating EBITDA information exclude the results of the Rene Laurent business that was divested on December 1, 2025, to present fully comparable scenarios.
(2)Pharma sales and segment adjusted operating EBITDA information exclude the results of the Pharma Solutions disposal group and Nitrocellulose business that were divested on May 1, 2025 and May 9, 2025, respectively, to present fully comparable scenarios.
(3)Currency neutral sales are calculated by translating current year invoiced sale amounts at the exchange rates for the corresponding prior year period.

(4)Amounts exclude the results of the Rene Laurent business that was divested on December 1, 2025 and the Pharma Solutions disposal group and Nitrocellulose business that were divested on May 1, 2025 and May 9, 2025, respectively, to present fully comparable scenarios.
(5)Following the completed divestitures of the Pharma Solutions disposal group on May 1, 2025 and the Nitrocellulose business on May 9, 2025, the Company reallocated certain corporate costs previously attributed to the Pharma Solutions segment. These costs have been redistributed across the Taste, Health & Biosciences, and Scent segments to align with the updated 2025 operating model.

	Three Months Ended June 30, 2025
	Selling & Administrative Expenses	Total EBITDA Impact
Taste	$1	$(1)
Health & Biosciences	1	(1)
Scent	1	(1)
Total	$3	$(3)

	Six Months Ended June 30, 2025
	Selling & Administrative Expenses	Total EBITDA Impact
Taste	$6	$(6)
Health & Biosciences	6	(6)
Scent	6	(6)
Total	$18	$(18)

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Comparable Foreign Exchange Impact
(Unaudited)

Q2 Taste	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	5%	6%	0.1%
Portfolio Impact	1%	2%	0.2%
% Change - Comparable	6%	8%	0.3%
Currency Impact	(2)%	(2)%	0.0%
% Change - Currency Neutral	4%	6%	0.3%

Q2 Health & Biosciences	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	8%	8%	0.1%
Portfolio Impact	0%	1%	0.2%
% Change - Comparable	8%	9%	0.3%
Currency Impact	(3)%	(3)%	(0.1)%
% Change - Currency Neutral	5%	6%	0.2%

Q2 Scent	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	10%	11%	0.1%
Portfolio Impact	0%	1%	0.1%
% Change - Comparable	10%	12%	0.2%
Currency Impact	(2)%	(7)%	(0.7)%
% Change - Currency Neutral	8%	5%	(0.5)%

Q2 Consolidated	Sales	Adjusted Operating EBITDA	Adjusted Operating EBITDA Margin
% Change - Reported	2%	2%	0.1%
Portfolio Impact	6%	7%	0.2%
% Change - Comparable	8%	9%	0.3%
Currency Impact	(2)%	(3)%	(0.3)%
% Change - Currency Neutral	6%	6%	0.0%
 _______________________
Note: The sum of these items may not foot due to rounding.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Comparable Foreign Exchange Impact
(Unaudited)

YTD Taste	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	5%	12%	1.3%
Portfolio Impact	1%	5%	0.6%
% Change - Comparable	6%	17%	1.9%
Currency Impact	(3)%	(3)%	(0.1)%
% Change - Currency Neutral	3%	14%	1.8%

YTD Health & Biosciences	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	9%	11%	0.4%
Portfolio Impact	0%	2%	0.4%
% Change - Comparable	9%	13%	0.8%
Currency Impact	(4)%	(5)%	(0.2)%
% Change - Currency Neutral	5%	8%	0.6%

YTD Scent	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	8%	6%	(0.4)%
Portfolio Impact	0%	3%	0.6%
% Change - Comparable	8%	9%	0.2%
Currency Impact	(3)%	(7)%	(0.7)%
% Change - Currency Neutral	5%	2%	(0.5)%

YTD Consolidated	Sales	Adjusted Operating EBITDA	Adjusted Operating EBITDA Margin
% Change - Reported	(3)%	0%	0.6%
Portfolio Impact	11%	13%	0.4%
% Change - Comparable	8%	13%	1.0%
Currency Impact	(4)%	(5)%	(0.3)%
% Change - Currency Neutral	4%	8%	0.7%
 _______________________
Note: The sum of these items may not foot due to rounding.